Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 114 to the Registration Statement of Deutsche Institutional Funds (Form N-1A, No. 033-34079) of our report dated October 24, 2017 on the financial statements and financial highlights of Deutsche U.S. Multi-Factor Fund (one of the funds constituting Deutsche Institutional Funds) included in the Fund’s Annual Report for the fiscal year ended August 31, 2017.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

December 15, 2017